                                                                   EXHIBIT 4.10


                               FIRST AMENDMENT

                 FIRST AMENDMENT, dated as of December 31, 1995 (this "Amendment"), to the Credit Agreement, dated as of December 29, 1995 (as amended, supplemented or otherwise modified prior to the date hereof, the "Credit Agreement"), among W. R. GRACE & CO.-CONN., a Connecticut corporation (the "Company"), W. R. GRACE & CO., a New York corporation ("Grace New York"), the banks parties thereto (the "Banks") and CHEMICAL BANK, a New York banking corporation, as agent (in such capacity the "Agent") for the Banks.

                            W I T N E S S E T H :

                 WHEREAS, the Company and Grace New York have requested the Agent and the Banks to agree to amend the Credit Agreement in certain respects as hereinafter set forth; and

                 WHEREAS, the Agent and the Banks are willing to agree to such amendment, but only on the terms and subject to the conditions set forth in this Amendment;

                 NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Grace New York, the Banks and the Agent hereby agree as follows:

                 1. Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

                 2. Amendment to Section 1. Section 1 of the Credit Agreement is hereby amended by deleting therefrom each reference to the phrase "asbestos property damage" in the definitions of "Consolidated Adjusted Net Worth" and "EBIT" and substituting therefore the phrase "asbestos related".

                 3. Effectiveness. This Amendment shall become effective upon receipt by the Agent of evidence satisfactory to the Agent that this Amendment has been executed and delivered by the Company, Grace New York and the Majority Banks.

                 4. No Other Amendments. Except as expressly amended hereby, the Credit Agreement and the other Loan Documents (if any) shall remain in full force and effect in accordance with their respective terms.

                 5.       Counterparts.    This Amendment may be executed by
one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                 6. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                        W. R. GRACE & CO.-CONN.


                                        By:__________________________
                                           Title:


                                        W. R. GRACE & CO.


                                        By:__________________________
                                           Title:


                                        CHEMICAL BANK, as Agent


                                        By:__________________________
                                           Title: